Exhibit D
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
Ronald R. Bailey
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, is made effective as of the date set forth below and is by and between Trinsic, Inc. (“Trinsic” or “Company”), a Delaware corporation having its principal place of business at 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602, and Ronald R. Bailey (the “Employee”).
     WHEREAS, The Employee and Trinsic have entered into an employment agreement dated effective as of August 15, 2005
     WHEREAS, the Employee and Trinsic desire to amend said Employment Agreement.
     NOW THEREFORE, the Employee and Trinsic agree to amend the employment agreement by deleting section 3.1 entitled Base Salary in its entirety and replacing it as follows:
     3.1 Base Salary. As compensation for the services to be rendered by Executive, the Company shall pay Executive, during the Term of this Agreement, an annual base salary of not less than Two Hundred Thousand dollars($200,000), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in accordance with the Company’s standard payroll practices. The base salary will be reviewed annually, or, more frequently, as appropriate, by the Board of Directors for upward, but not downward, adjustment in its sole discretion.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

Trinsic, Inc.,
A Delaware corporation

By:	/s/ Horace J. “Trey” Davis

Horace J. “Trey” Davis
Chief Executive Officer

DATE effective: September 19, 2005

/s/ Ronald R. Bailey

Ronald R. Bailey